EXHIBIT 4.19

Shareholders Agreement

between

Beijing Zhongxing Tianshi Investment Center (Limited Partnership)

and

Vimicro Corporation

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into on June 30, 2009, in Beijing, China between:

Party A: Beijing Zhongxing Tianshi Investment Center (Limited Partnership) (“Management Fund”), an entity incorporated under the laws of the PRC and with its principal office located at 1608A, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing, 10083, PRC.

Party B: Vimicro Corporation, an entity incorporated under the laws of the PRC and with its principal office located at 15/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing, 10083, PRC.

WHEREAS:

Pursuant to the Cooperative Investment Agreement dated September 24, 2008 among Vimicro Corporation, Tianjin Economic-Technological Development Area Commission (“TEDA”), and Management Fund:

(a)	Vimicro Corporation, TEDA and Management Fund as promoters set up a new PRC stock corporation Vimicro Electronics Corporation in Tianjin, China (“Tianjin Vimicro”);

(b)	The total number of issued shares of Tianjin Vimicro is 500,000,001, of which (i) Vimicro Corporation holds 250,000,000 shares, (ii) TEDA holds 250,000,000 shares, and (iii) Management Fund holds one (1) share.

(c)	Management Fund is entitled to purchase the entire 250,000,000 shares from TEDA at any time one year after the establishment of Tianjin Vimicro.

NOW, THEREFORE, the parties agree as follows:

1	Definitions

“Share Option” means the right to be exercised by Management Fund to acquire the entire 250,000,000 shares from TEDA at any time one year after the establishment of Tianjin Vimicro.

“Beneficial ownership” of shares means the voting right of, right to dispose or transfer, right to receive dividends under the shares, and any other economic rights and benefits under the shares.

“Target Shares” means the 250,000,000 shares or such number of shares to be beneficially acquired by Vimicro Corporation.

“Reserved Shares” means 75,000,000 shares out of the 250,000,000 shares or such number of shares to be acquired by Vimicro Corporation.

2	Acquisition of Beneficial Ownership

(a)	If Management Fund exercises the Share Option, Management Fund agrees that Vimicro Corporation shall have the exclusive right to acquire the Beneficial Ownership of up to 250,000,000 shares held by Management Fund for the same consideration paid by Management Fund when it exercised the Share Option. When Vimicro Corporation acquires Beneficial Ownership of the Target Shares, Management Fund agrees to continue to be the record owner of the Target Shares at the instruction of Vimicro Corporation.

(b)	After Vimicro Corporation acquires Beneficial Ownership in the Target Shares, Management Fund agrees to assist in reserving the Reserved Shares under the name of Management Fund for proposed grants to individuals designated by Vimicro International Corporation, and to assist with any share transfer to such persons designated by Vimicro International Corporation at the instruction of Vimicro International Corporation. For the avoidance of doubt, before any grant of shares to persons designated by Vimicro International Corporation, Vimicro Corporation shall retain the Beneficial Ownership of such shares.

3	Procedures

(a)	Before Management Fund exercises its Share Option, it shall notify Vimicro Corporation in writing in advance. It is necessary with Vimicro International Corporation’s written consent and instruction to acquire the Beneficial Ownership for Management Fund to exercise its Share Option and purchase shares from Tianjin SAMC. Vimicro Corporation shall then exercise its exclusive right to acquire the Beneficial Ownership of Tianjin Vimicro after Management Fund exercises its Share Option and shall take the form of a written notice to Management Fund.

(b)	Both parties agree that the acquisition of the voting right, the right to receive dividends and any other economic rights of the Target Shares shall not affect the right of Management Fund to hold record title on the share register of Tianjin Vimicro.

(c)	Management Fund agrees not to transfer, dispose or pledge Target Shares without written consent of Vimicro Corporation.

4	Term

This Agreement shall be effective as of June 30, 2009.

5	Amendment and Termination

(a)	This Agreement shall be construed in accordance with the principles of Cooperative Investment Agreement and shall be taken as a clarification and interpretation of the Cooperative Investment Agreement in connection with Share Option granted to Management Fund.

(b)	This Agreement may be modified, supplemented, amended or terminated only by a written instrument executed by both of the parties hereto.

6	Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China.

7	Settlement of Disputes

Both parties agree to settle any dispute arising from this Agreement through friendly consultation. In case no settlement can be reached through consultation, either party can submit such matter to the people’s court in Beijing where Vimicro Corporation resides, which shall have relevant jurisdiction.

8	Language

This Agreement shall be executed in English only and any translation of this Agreement into a language other than English, such English language version shall prevail. Two (2) identical originals shall be executed by the parties, either party holds one (1) original and both originals shall have the same legal effect.

Party A: (Seal) Beijing Zhongxing Tianshi Investment Center

Date:

Party B: (Seal) Vimicro Corporation

Date:

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